Exhibit 99.1

Kellogg Company
Financial News Release

Analyst Contact:
John Renwick, CFA (269) 961-9050

Media Contact:
Kris Charles, (269) 961-3799

Kellogg Company Reports Fourth Quarter 2016 Results and Provides 2017 Guidance
BATTLE CREEK, Mich. - February 9, 2017 - Kellogg Company (NYSE: K) announced fourth-quarter 2016 results, updated its earnings outlook for 2017, and announced a major change to its go-to-market model in U.S. Snacks.
"Our fourth quarter earnings exceeded our expectations, as operating-profit margins continued to improve, and as we again showed sequential improvement in our sales performance," said John Bryant, Kellogg Company’s chairman and chief executive officer. “We also have announced that we are exiting our direct store delivery system in U.S. Snacks, in order to redirect our resources in a way that can better market our brands to today's evolving shopper and retail channels. This will keep us firmly on our path to our 2018 operating profit margin expansion target and lead to better top-line performance."

* All guidance and goals expressed in this press release are on a currency-neutral comparable basis. Expected net sales, margins, operating profit, operating profit margin and earnings per share are provided on a non-GAAP, currency-neutral comparable basis only because certain information necessary to calculate such measures on a GAAP basis is unavailable, dependent on future events outside of our control and cannot be predicted without unreasonable efforts by the Company. Please refer to the "Non-GAAP Financial Measures" section included later in this press release for a further discussion of our use of non-GAAP measures, including quantification of known expected adjustment items.

Financial Summary:	Quarter ended			Year ended
(millions, except per share data)	December 31, 2016	January 2, 2016	% Change	December 31, 2016	January 2, 2016	% Change
Reported Net Sales	$3,097	$3,142	(1.4)%	$13,014	$13,525	(3.8)%
Comparable Net Sales *	$3,093	$3,139	(1.4)%	$12,983	$13,519	(4.0)%
Comparable Net Sales excluding Venezuela*	$3,085	$3,132	(1.5)%	$12,952	$13,322	(2.8)%
Currency-Neutral Comparable Net Sales *	$3,173		1.1%	$14,056		4.0%
Currency-Neutral Comparable Net Sales excluding Venezuela*	$3,147		0.5%	$13,178		(1.1)%

Reported Operating Profit (Loss)	$98	$(39)	353.5%	$1,395	$1,091	27.8%
Comparable Operating Profit *	$494	$440	12.4%	$2,003	$1,939	3.3%
Comparable Operating Profit excluding Venezuela*	$493	$439	12.3%	$1,994	$1,912	4.3%
Currency-Neutral Comparable Operating Profit*	$512		16.7%	$2,281		17.7%
Currency-Neutral Comparable Operating Profit excluding Venezuela*	$509		16.0%	$2,040		6.7%

Reported Net Income (Loss) Attributable to Kellogg Company	$(53)	$(41)	(30.4)%	$694	$614	13.0%
Comparable Net Income (Loss) Attributable to Kellogg Company *	$324	$279	15.6%	$1,326	$1,257	5.5%
Currency-Neutral Comparable Net Income (Loss) Attributable to Kellogg Company *	$348		24.8%	$1,529		21.6%

Reported Diluted Earnings (Loss) Per Share	$(0.15)	$(0.12)	(25.0)%	$1.96	$1.72	14.0%
Comparable Diluted Earnings (Loss) Per Share *	$0.92	$0.79	16.5%	$3.74	$3.53	5.9%
Currency-Neutral Comparable Diluted Earnings (Loss) Per Share *	$0.99		25.3%	$4.31		22.1%
* Non-GAAP financial measures. See "Non-GAAP Financial Measures" section and "Reconciliation of Non-GAAP Amounts" tables within this release for important information regarding these measures.
Q4 Results:

•
While GAAP (or "reported") results were affected by charges for deconsolidating its Venezuela subsidiary and for higher restructuring costs, currency-neutral comparable operating profit and earnings per share were ahead of the Company's expectations in the fourth quarter.

•
Kellogg’s Q4 2016 reported earnings per share were down 25% from the prior-year quarter, driven mainly by a charge for deconsolidating our Venezuela subsidiary at year-end; higher up-front costs related to the Project K restructuring program; and adverse currency translation. Non-GAAP, comparable earnings per share were up 16.5% from the year-earlier quarter, despite the negative impact of currency translation. Non-GAAP, currency-neutral comparable earnings per share increased by more than 25% year-on-year, and ahead of the

Company’s expectations, owing primarily to growth in net sales and to better operating-profit margin expansion across all Regions.

•
Quarterly reported operating profit increased sharply due to lower mark-to-market charges, as well as to profit-margin expansion across all Regions. Currency-neutral comparable operating profit increased because of the benefit in Cost of Goods Sold and SG&A expenses of Zero-Based Budgeting and Project K savings.

•	Fourth-quarter 2016 reported net sales decreased, led by adverse currency translation, while currency-neutral comparable net sales increased, including sequential improvement in all of our Regions.

Reconciliation of Reported to Currency-Neutral Comparable Earnings (Loss) Per Share
	Quarter ended		Year ended
	December 31, 2016	January 2, 2016	December 31, 2016	January 2, 2016

Reported EPS	$(0.15)	$(0.12)	$1.96	$1.72
Mark-to-Market (pre-tax)	(0.64)	(1.10)	(0.74)	(1.25)
Project K and Cost Reduction Activities (pre-tax)	(0.46)	(0.22)	(0.92)	(0.91)
Other Costs Impacting Comparability (pre-tax)	—	—	(0.43)	0.13
Integration and Transaction Costs (pre-tax)	(0.02)	(0.02)	(0.03)	(0.08)
Deconsolidation of Venezuelan Business (pre-tax)	(0.20)	—	(0.20)	—
Remeasurement of Venezuelan Business (pre-tax)	—	(0.01)	(0.03)	(0.47)
Income Tax Benefit Applicable to Adjustments, Net*	0.25	0.44	0.57	0.77
Comparable EPS	$0.92	$0.79	$3.74	$3.53

Foreign Exchange	(0.07)		(0.57)

Currency-Neutral Comparable EPS	$0.99		$4.31

* Represents the estimated income tax effect on the reconciling items, using weighted-average statutory tax rates, depending upon the applicable jurisdiction.
Q4 Business Performance:
Please refer to the segment tables in the back of this document.

•
The fourth quarter featured continued sequential improvement in currency-neutral comparable sales trends, and improving currency-neutral comparable basis operating profit margins. Productivity initiatives continue to deliver efficiencies ahead of pace, and we continue to make progress against key strategic priorities, including building scale and growth in emerging-markets and expanding Pringles globally.

•
Kellogg North America’s net sales in the fourth quarter increased on a reported and currency-neutral comparable basis, led by improved growth in U.S. Snacks and U.S. Specialty Channels. Reported and currency-neutral comparable operating profit increased, as well, on the strength of cost savings under the Project K and Zero-Based Budgeting initiatives.

•
The U.S. Morning Foods segment posted a net sales decline on both a reported and currency-neutral comparable basis, but we held share in the cereal category, both for the quarter and the year, led by a collective share gain by our Core Six cereal brands; Pop-Tarts also continued to grow share and net sales. On both a reported and currency-neutral comparable basis, the segment's operating profit and operating-profit margin again improved strongly.

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The U.S. Snacks segment posted growth in net sales, on both a reported and currency-neutral comparable basis, an acceleration driven by continued growth in core brands like Cheez-It, Pringles, and Rice Krispies Treats, but also by progress toward stabilizing sales and share in wholesome snacks and cookies. On both a reported and currency-neutral comparable basis, the segment posted another quarter of strong operating profit growth and operating-profit margin expansion.

•
The U.S. Specialty Channels segment posted accelerated growth in reported and currency-neutral comparable net sales, with growth in key categories and channels. On both a reported and currency-neutral comparable basis, the segment again increased its operating profit and its operating-profit margin.

•
The North America Other segment, which is comprised of the U.S. Frozen Foods, Kashi, and Canadian businesses, posted a decrease in reported and currency-neutral comparable net sales, due to continued impacts of portfolio rationalization and food and packaging transitions in Frozen Foods and Kashi, partially offset by growth in Canada. On a reported and currency-neutral comparable basis, the segment's operating profit and operating-profit margin increased strongly in the quarter.

•
Kellogg Europe posted a decrease in reported net sales, driven primarily by adverse currency translation, while currency-neutral comparable net sales decreased modestly, due principally to lower sales in the U.K., where the Company continues to face a challenging environment. This more than offset continued growth in emerging markets, such as Russia and the Middle East. Operating profit declined on a reported basis, due to increased restructuring costs and adverse currency translation, but currency-neutral comparable-basis operating profit and profit margins grew strongly in the quarter.

•
In Latin America, reported net sales decreased due to adverse currency translation, while currency-neutral comparable net sales grew because of price-inflation in Venezuela, as well as by accelerated growth outside of Venezuela, led by double-digit growth in Pringles and improved cereal growth. On a reported and currency-neutral comparable basis, both with and without Venezuela, Latin America substantially improved its operating profit and operating-profit margin.

•
Reported and currency-neutral comparable net sales in Asia Pacific increased, led by good growth across the region for Pringles. Asia Pacific increased its operating profit on a reported basis, reflecting lower restructuring and integration costs, but it declined modestly on a currency-neutral comparable basis, owing primarily to adverse country mix.

Kellogg's U.S. Snacks Unit to Exit Direct Store Delivery:
The Company announced its decision to exit its Direct Store Delivery ("DSD") selling and distribution system, shifting the affected portion (roughly 60%) of its U.S. Snacks segment to the warehouse distribution system through which it currently distributes the rest of U.S. Snacks and all of its other North America businesses.
"As shopper habits and the retail landscape have evolved, it has become clear to us that we must redeploy resources, currently invested in our DSD distribution system, to other forms of marketing that can more effectively and efficiently reach today's consumer," said Paul Norman,

President, Kellogg North America. "This was a difficult decision, but one that accelerates a transformation of our U.S. Snacks business, leading to better growth and profitability ahead, both for our retailer partners and for us."
Exiting DSD means that Kellogg will no longer ship product directly to its retail customers' stores, but rather to their chain-wide warehouses. This will enable the Company to leverage the scale and technology of its customers' warehouse systems and that of its own, resulting in greater cost-efficiency and asset utilization for both, while freeing up resources to invest in future growth.
The transition from DSD will be primarily executed during the second and third quarters, encompassing a transfer of inventory from Kellogg DSD distribution centers to retailers' warehouses, a reduction in workforce, and the closing of DSD distribution centers. The Company anticipates a reduction in net sales in U.S. Snacks during 2017, owing to initial volume disruption and the impact of reducing stock-keeping units, as well as a reduction in list-prices reflecting the elimination of DSD services provided to retailers. Overhead savings are expected to begin to accrue in the fourth quarter.
Excluding up-front costs, such as severance and lease exits, this initiative is expected to be neutral to operating profit in 2017, due to transition and timing. It will be accretive in 2018 and thereafter, even after reinvestment.  Over time, this action is expected to result in U.S. Snacks’ operating-profit margin approaching that of Kellogg North America overall.  Additionally, by redeploying resources and investment, it will also result in improved top-line growth after the transition.
This transition from DSD will contribute to an expanded Project K program whose savings now extend through 2019. Specifically, savings for Project K are now projected to reach $600-700 million through 2019, up from previous estimates of $425-475 million through 2018. Cumulative Up-Front Costs for Project K are now expected to be $(1.5)-(1.6) billion through 2019, up from previous estimates of $(1.2)-(1.4) billion through 2018. The cash impact of these Up-Front Costs are now expected to be at the high end of our previously estimated range of $(0.9)-(1.1) billion.

Kellogg Deconsolidates Venezuela Subsidiary:
The Company has deconsolidated its Venezuela operations, as of year-end 2016. There has been a material change in the business environment, including a worsening of our access to key raw materials subject to restrictions, and a related significant drop in production volume in the fourth quarter. This deconsolidation means that our Venezuela business' results will be excluded from our consolidated results and position, beginning in 2017. Venezuela contributed negative $(0.05) to reported earnings per share in 2016, and a positive $0.02 to currency-neutral comparable earnings per share. At the end of the financial section, we provide a table of pro forma 2016 metrics that exclude Venezuela for future comparisons. This deconsolidation is a reporting change, but we remain committed to conducting business in this market.
Outlook for 2017*:

•
Currency-neutral comparable net sales are expected to decline by about (2)% in 2017, owing primarily to the volume and price impact of exiting from DSD distribution in U.S. Snacks; the rest of the Company's business is expected to be flat to down (1)%, broadly in line with its categories, and improving from recent years' performance.

•
Guidance is unchanged for currency-neutral comparable operating profit, which the Company still believes will grow 7-9% year on year. The exit from DSD is expected to be neutral to operating profit, as overhead savings later in the year offset the negative net sales impact. Operating profit margin is expected to improve by more than a full percentage point, keeping the Company well on track toward its goal of 350 basis points of expansion from 2015 through 2018.

•
The Company introduced 2017 guidance for earnings per share on a currency-neutral comparable basis. Specifically, it expects to generate growth of 8-10% off a 2016 base that excludes $0.02 from deconsolidated Venezuela results, to $4.03-$4.09. The growth should be driven by the aforementioned 7-9% growth in operating profit, with roughly 1% of additional leverage from modestly lower shares outstanding and other items, which slightly more than offset a higher effective tax rate and flat interest expense.

•	This earnings per share guidance excludes an estimated $(0.12) per share of currency translation impact. Including this impact, comparable-basis earnings per share are expected to be $3.91-3.97.

•
Comparable-basis and currency-neutral comparable-basis earnings per share guidance by definition excludes up-front costs of about $(0.80)-(0.90) per share, or $(400)-(450) million pretax, related to the Project K program, which has been expanded to include the DSD exit and other restructuring initiatives, and whose savings now extend through 2019. Finally, the EPS guidance excludes $(0.01)-(0.03) per share of integration costs, related to the Company's recent acquisition in Brazil, as well as previous acquisitions. Excluding these integration costs, the Brazil acquisition is expected to be neutral to currency-neutral comparable earnings per share.

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The Company also introduced guidance for 2017 cash flow. Specifically, it forecasts cash from operating activities should be approximately $1.6-1.7 billion, which after capital expenditure translates into cash flow of $1.1-1.2 billion. The latter would be an increase over 2016's $1.1 billion, as higher earnings and continued trimming of working capital and capital expenditure more than cover increased cash outlays related to Project K restructuring programs.

Conference Call / Webcast
Kellogg will host a conference call to discuss results and outlook on Thursday, February 9, 2017 at 9:30 a.m. Eastern Time. The conference call and accompanying presentation slides will be broadcast live over the Internet at http://investor.kelloggs.com. Analysts and institutional investors may participate in the Q&A session by dialing (855) 209-8258 in the U.S., and (412) 542-4104 outside of the U.S. Members of the media and the public are invited to attend in a listen-only mode. Information regarding the rebroadcast is available at http://investor.kelloggs.com.
About Kellogg Company
At Kellogg Company (NYSE: K), we are driven to enrich and delight the world through foods and brands that matter. With 2016 sales of more than $13 billion, Kellogg is the world’s leading cereal company; second largest producer of cookies and crackers; a leading producer of savory snacks; and a leading North American frozen foods company. Every day, our well-loved brands nourish families so they can flourish and thrive. These brands include Kellogg’s®, Keebler®, Special K®, Pringles®, Kellogg’s Frosted Flakes®, Pop-Tarts®, Kellogg’s Corn Flakes®, Rice Krispies®, Kashi®, Cheez-It®, Eggo®, Coco Pops®, Mini-Wheats®, and many more. To learn more about our responsible business leadership, foods that delight and how we strive to make a difference in our communities around the world, visit www.kelloggcompany.com.
Non-GAAP Financial Measures
This filing includes non-GAAP financial measures that we provide to management and investors that exclude certain items that we do not consider part of on-going operations. Items excluded from our non-GAAP financial measures are discussed in the "Significant items impacting comparability" section of this filing. Our management team consistently utilizes a combination of GAAP and non-GAAP financial measures to evaluate business results, to make decisions regarding the future direction of our business, and for resource allocation decisions, including incentive compensation. As a result, we believe the presentation of both GAAP and non-GAAP financial measures provides investors with increased transparency into financial measures used by our management team and improves investors’ understanding of our underlying operating performance and in their analysis of ongoing operating trends. All historic non-GAAP financial measures have been reconciled with the most directly comparable GAAP financial measures.
Non-GAAP financial measures used include comparable net sales, comparable gross margin, comparable SGA, comparable operating profit, comparable operating profit margin, comparable effective tax rate, comparable net income attributable to Kellogg Company, comparable diluted EPS, and cash flow. These non-GAAP financial measures are also evaluated for year-over-year growth and on a currency-neutral basis to evaluate the underlying growth of the business and to exclude the effect of foreign currency. We determine currency-neutral operating results by dividing or multiplying, as appropriate, the current-period local currency operating results by the currency exchange rates used to translate our financial statements in the comparable prior-year period to determine what the current period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period. These non-GAAP financial measures may not be comparable to similar measures used by other companies.

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Comparable net sales: We adjust the GAAP financial measures to exclude the pre-tax effect of acquisitions, divestitures, and shipping day differences. We excluded the items which we believe may obscure trends in the company's underlying net sales performance. By providing this non-GAAP net sales measure, management intends to provide investors with a meaningful, consistent comparison of net sales performance for the Company and each of our reportable segments for the periods presented. Management uses this non-GAAP measure to evaluate the effectiveness of initiatives behind net sales growth, pricing realization, and the impact of mix on our business results. This non-GAAP measure is also used to make decisions regarding the future direction of our business, and for resource allocation decisions. Currency-neutral comparable net sales represents comparable net sales excluding the impact of foreign currency.

•
Comparable gross profit, comparable gross margin, comparable SGA, comparable SGA%, comparable operating profit, comparable operating profit margin, comparable net income attributable to Kellogg Company, and comparable diluted EPS: We adjust the GAAP financial measures to exclude the effect of Project K and cost reduction activities, acquisitions, divestitures, integration costs, mark-to-market adjustments for pension plans, commodities and certain foreign currency contracts, costs associated with the VIE deconsolidation, costs associated with the early redemption of debt outstanding, and charges associated with the Venezuela deconsolidation. We excluded the items which we believe may obscure trends in the company's underlying profitability. The impact of acquisitions are not excluded from comparable diluted EPS. By providing these non-GAAP profitability measures, management intends to provide investors with a meaningful, consistent comparison of the company's profitability measures for the periods presented. Management uses these non-GAAP financial measures to evaluate the effectiveness of initiatives intended to improve profitability, such as Project K, ZBB and Revenue Growth Management, as well as to evaluate the impacts of inflationary pressures and decisions to invest in new initiatives within each of our segments. Currency-neutral comparable represents comparable excluding foreign currency impact.

•
Comparable effective tax rate: We adjust the GAAP financial measure to exclude tax effect of Project K and cost reduction activities, integration costs, mark-to-market adjustments for pension plans, commodities and certain foreign currency contracts, charges associated with the Venezuela deconsolidation, costs associated with the VIE deconsolidation, and costs associated with the early redemption of debt outstanding. We excluded the items which we believe may obscure trends in the company's underlying tax rate. By providing this non-GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the company's effective tax rate for the periods presented. Management uses this non-GAAP measure to monitor the effectiveness of initiatives in place to optimize our global tax rate.

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Cash flow: Defined as net cash provided by operating activities reduced by expenditures for property additions. Cash flow does not represent the residual cash flow available for discretionary expenditures. We use this non-GAAP financial measure of cash flow to focus management and investors on the amount of cash available for debt repayment, dividend distributions, acquisition opportunities, and share repurchases once all of the Company’s business needs and obligations are met. Additionally, certain performance-based compensation includes a component of this non-GAAP measure.

These measures have not been calculated in accordance with GAAP and should not be viewed as a substitute for GAAP reporting measures.
Forward-looking guidance for comparable net sales, comparable operating profit, comparable operating profit margin, comparable net income attributable to Kellogg, comparable diluted EPS, and cash flow is included in this press release. Guidance for net sales and operating profit excludes the impact of mark-to-market adjustments, integration costs, costs related to Project K, acquisitions, dispositions, foreign-currency translation, and other items that could affect comparability.  Guidance for earnings per share excludes the impact of mark-to-market adjustments, integration costs, costs related to Project K, foreign-currency translation, and other items that could affect comparability; it includes the impact of acquisitions and dispositions. We have provided these non-GAAP measures for future guidance for the same reasons that were outlined above for historical non-GAAP measures.
We are unable to reasonably estimate the potential full-year financial impact of mark-to-market adjustments, acquisitions or dispositions because these impacts are dependent on future changes in market conditions (interest rates, return on assets, and commodity prices) or future decisions to be made by our management team and Board of Directors. As a result, these items are not included in the guidance provided. Therefore, we are unable to provide a full reconciliation of these non-GAAP measures used in our guidance without unreasonable effort as certain information necessary to calculate such measure on a GAAP basis is unavailable, dependent on future events outside of our control and cannot be predicted without unreasonable efforts by the Company.
    See the table below that outlines the projected impact of certain other items that are excluded from non-GAAP guidance:

Reconciliation of Non-GAAP amounts - 2017 Full Year Guidance*

	Net Sales	Operating Profit	EPS
Currency-Neutral Comparable Guidance	(2.0%)	7.0% - 9.0%	$4.03 - $4.09
Foreign currency impact	(2.0)%	(2.4)%	($.12)
Comparable Guidance	(4.0%)	4.6% - 6.6%	$3.91 - $3.97

Impact of certain items that are excluded from Non-GAAP guidance:
Project K and cost reduction activities	—	(2.8%) - (6.3%)	($1.28) - ($1.14)
Integration costs	—	(0.1%) - 0.3%	($.04) - ($.02)
Acquisitions/dispositions	1.4%	1.0%	$.08
Income tax benefit applicable to adjustments, net**			$.37 - $.33
* 2017 full year guidance for net sales, operating profit, and earnings per share are provided on a non-GAAP, comparable and currency-neutral comparable basis only because certain information necessary to calculate such measures on a GAAP basis is unavailable, dependent on future events outside of our control and cannot be predicted without unreasonable efforts by the Company. The Company is providing quantification of known adjustment items where available.

** Represents the estimated income tax effect on the reconciling items, using weighted-average statutory tax rates, depending upon the applicable jurisdiction.

Reconciliation of Non-GAAP amounts - Cash Flow Guidance
(millions)
Approximate
Full Year 2017
Net cash provided by (used in) operating activities	$1,600 - $1,700
Additions to properties	($500)
Cash Flow	$1,100 - $1,200
The estimated full-year impact of foreign currency is calculated based on the difference between current-year forward rates and prior-year rates that were available at the end of the current reporting period for each currency in which the Company is expected to transact.  These rates were applied to forecast revenue and expense activity for the remainder of the year to estimate year-over-year foreign currency impact.
Forward-Looking Statements Disclosure
This news release contains, or incorporates by reference, “forward-looking statements” with projections concerning, among other things, the Company’s efficiency-and-effectiveness program (Project K), the integration of acquired businesses, the Company’s strategy, Zero-Based Budgeting, and the Company’s sales, earnings, margin, operating profit, costs and expenditures, interest expense, tax rate, capital expenditure, dividends, cash flow, debt reduction, share repurchases, costs, charges, rates of return, brand building, ROIC, working capital, growth, new products, innovation, cost reduction projects, workforce reductions, savings, and competitive pressures. Forward-looking statements include predictions of future results or activities and may contain the words “expects,” “believes,” “should,” “will,” “anticipates,” “projects,” “estimates,” “implies,” “can,” or words or phrases of similar meaning.The Company’s actual results or activities may differ materially from these predictions. The Company’s future results could also be affected by a variety of factors, including the ability to implement Project K (including the exit from its direct store delivery system and Zero-Based Budgeting as planned, whether the expected amount of costs associated with Project K will differ from forecasts, whether the Company will be able to realize the anticipated benefits from Project K, Zero-Based Budgeting, and Revenue Growth Management in the amounts and times expected, the ability to realize the anticipated benefits and synergies from business acquisitions in the amounts and at the times expected, the impact of competitive conditions; the effectiveness of pricing, advertising, and promotional programs; the success of innovation, renovation and new product introductions; the recoverability of the carrying value of goodwill and other intangibles; the success of productivity improvements and business transitions; commodity and energy prices; labor costs; disruptions or inefficiencies in supply chain; the availability of and interest rates on short-term and long-term financing; actual market performance of benefit plan trust investments; the levels of spending on systems initiatives, properties, business opportunities, integration of acquired businesses, and other general and administrative costs; changes in consumer behavior and preferences; the effect of U.S. and foreign economic conditions on items such as interest rates, statutory tax rates, currency conversion and availability; legal and regulatory factors including changes in food safety, advertising and labeling laws and regulations; the ultimate impact of product recalls; business disruption or other losses from war, terrorist acts or political unrest; and other items.
Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.
Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to update them publicly.
[Kellogg Company Financial News]

Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF INCOME
(millions, except per share data)

	Quarter ended		Year ended
(Results are unaudited)	December 31, 2016	January 2, 2016	December 31, 2016	January 2, 2016
Net sales	$3,097	$3,142	$13,014	$13,525
Cost of goods sold	2,121	2,180	8,259	8,844
Selling, general and administrative expense	878	1,001	3,360	3,590
Operating profit	98	(39)	1,395	1,091
Interest expense	63	59	406	227
Other income (expense), net	(69)	(13)	(62)	(91)
Income before income taxes	(34)	(111)	927	773
Income taxes	18	(68)	233	159
Earnings (loss) from unconsolidated affiliates	—	3	1	—
Net income	$(52)	$(40)	$695	$614
Net income (loss) attributable to noncontrolling interests	1	1	1	—
Net income attributable to Kellogg Company	$(53)	$(41)	$694	$614
Per share amounts:
Basic	$(0.15)	$(0.12)	$1.98	$1.74
Diluted	$(0.15)	$(0.12)	$1.96	$1.72
Dividends per share	$0.52	$0.50	$2.04	$1.98
Average shares outstanding:
Basic	351	353	350	354
Diluted	351	353	354	356
Actual shares outstanding at period end			351	350

Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF CASH FLOWS
(millions)

	Year ended
(unaudited)	December 31, 2016	January 2, 2016
Operating activities
Net income	$694	$614
Adjustments to reconcile net income to operating cash flows:
Depreciation and amortization	517	534
Postretirement benefit plan expense	198	320
Deferred income taxes	(44)	(169)
Stock compensation	63	51
Venezuela deconsolidation	72	—
Venezuela remeasurement	11	169
VIE deconsolidation	—	(49)
Other	(73)	(13)
Postretirement benefit plan contributions	(33)	(33)
Changes in operating assets and liabilities, net of acquisitions	223	267
Net cash provided by (used in) operating activities	1,628	1,691
Investing activities
Additions to properties	(507)	(553)
Acquisitions, net of cash acquired	(398)	(161)
Reduction of cash due to Venezuela deconsolidation	(2)	—
Investments in unconsolidated entities	27	(456)
Other	(13)	43
Net cash provided by (used in) investing activities	(893)	(1,127)
Financing activities
Net issuances (reductions) of notes payable	(788)	374
Issuances of long-term debt	2,657	696
Reductions of long-term debt	(1,737)	(606)
Net issuances of common stock	368	261
Common stock repurchases	(426)	(731)
Cash dividends	(716)	(700)
Net cash provided by (used in) financing activities	(642)	(706)
Effect of exchange rate changes on cash and cash equivalents	(64)	(50)
Increase (decrease) in cash and cash equivalents	29	(192)
Cash and cash equivalents at beginning of period	251	443
Cash and cash equivalents at end of period	280	$251
Supplemental financial data:
Net cash provided by (used in) operating activities	$1,628	$1,691
Additions to properties	(507)	(553)
Cash Flow (operating cash flow less property additions) (a)	$1,121	$1,138

(a)	We use this non-GAAP measure of cash flow to focus management and investors on the amount of cash available for debt reduction, dividend distributions, acquisition opportunities, and share repurchase.

Kellogg Company and Subsidiaries
CONSOLIDATED BALANCE SHEET
(millions, except per share data)

	December 31, 2016	January 2, 2016
	(unaudited)	*
Current assets
Cash and cash equivalents	$280	$251
Accounts receivable, net	1,231	1,344
Inventories:
Raw materials and supplies	315	315
Finished goods and materials in process	923	935
Deferred income taxes	—	227
Other prepaid assets	191	164
Total current assets	2,940	3,236
Property, net of accumulated depreciation of $5,280 and $5,236	3,569	3,621
Goodwill	5,166	4,968
Other intangibles, net of accumulated amortization of $54 and $47	2,369	2,268
Investments in unconsolidated entities	438	456
Pension	66	231
Other assets	563	471
Total assets	$15,111	$15,251
Current liabilities
Current maturities of long-term debt	$631	$1,266
Notes payable	438	1,204
Accounts payable	2,014	1,907
Accrued advertising and promotion	436	447
Accrued income taxes	47	42
Accrued salaries and wages	318	325
Other current liabilities	590	548
Total current liabilities	4,474	5,739
Long-term debt	6,698	5,275
Deferred income taxes	525	685
Pension liability	1,024	946
Nonpension postretirement benefits	40	77
Other liabilities	424	391
Commitments and contingencies
Equity
Common stock, $.25 par value	105	105
Capital in excess of par value	807	745
Retained earnings	6,571	6,597
Treasury stock, at cost	(3,997)	(3,943)
Accumulated other comprehensive income (loss)	(1,575)	(1,376)
Total Kellogg Company equity	1,911	2,128
Noncontrolling interests	15	10
Total equity	1,926	2,138
Total liabilities and equity	$15,111	$15,251
* Condensed from audited financial statements.

Kellogg Company and Subsidiaries
Adjustments to Reconcile As Reported Results to Currency-Neutral Comparable Results
(millions, except per share data)

	Quarter ended December 31, 2016				Year ended December 31, 2016
(Results are unaudited)	Net sales	Cost of goods sold	Selling, general and administrative expense	Operating profit	Net sales	Cost of goods sold	Selling, general and administrative expense	Operating profit
Mark-to-market	$—	$147	$79	$(226)	$—	$159	$102	$(261)
Project K and cost reduction activities	—	107	54	$(161)	—	173	152	$(325)
Other costs impacting comparability	—	—	—	$—	—	—	—	$—
Integration and transaction costs	—	1	6	$(7)	—	2	8	$(10)
Acquisitions/divestitures	4	4	2	$(2)	31	22	8	$1
Shipping day differences	—	—	—	$—	—	—	—	$—
Venezuela remeasurement	—	—	—	$—	—	12	1	$(13)
Foreign currency impact	(80)	(49)	(13)	$(18)	(1,073)	(696)	(99)	$(278)
Comparable adjustments	$(76)	$210	$128	$(414)	$(1,042)	$(328)	$172	$(886)

	Quarter ended January 2, 2016				Year ended January 2, 2016
(Results are unaudited)	Net sales	Cost of goods sold	Selling, general and administrative expense	Operating profit	Net sales	Cost of goods sold	Selling, general and administrative expense	Operating profit
Mark-to-market	$—	$236	$151	$(387)	$—	$296	$150	$(446)
Project K and cost reduction activities	—	37	43	$(80)	(4)	191	128	$(323)
Other costs impacting comparability	—	—	—	$—	—	—	(67)	$67
Integration and transaction costs	—	3	5	$(8)	(1)	14	15	$(30)
Acquisitions/divestitures	3	2	1	$—	14	9	1	$4
Shipping day differences	—	—	—	$—	(3)	(3)	—	$—
Venezuela remeasurement	—	2	2	$(4)	—	112	8	$(120)
Comparable adjustments	$3	$280	$202	$(479)	$6	$619	$235	$(848)

For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Adjustments to Reconcile As Reported Results to Currency-Neutral Comparable Results
(millions, except per share data)

	Quarter ended December 31, 2016				Year ended December 31, 2016
(Results are unaudited)	Interest expense	Income taxes	Net income (loss) attributable to Kellogg Company	Per share amount: Diluted	Interest expense	Income taxes	Net income (loss) attributable to Kellogg Company	Per share amount: Diluted
Mark-to-market	$—	$—	$(226)	$(0.64)	$—	$—	$(261)	$(0.74)
Project K and cost reduction activities	—	—	(161)	$(0.46)	—	—	(325)	$(0.92)
Other costs impacting comparability	—	—	—	$—	153	—	(153)	$(0.43)
Integration and transaction costs	—	—	(10)	$(0.02)	—	—	(11)	$(0.03)
Venezuela deconsolidation	—	—	(72)	$(0.20)	—	—	(72)	$(0.20)
Venezuela remeasurement	—	—	—	$—	—	—	(11)	$(0.03)
Income tax benefit applicable to adjustments, net	—	(92)	92	$0.25	—	(201)	201	$0.57
Foreign currency impact	(1)	1	(24)	$(0.07)	(10)	(69)	(203)	$(0.57)
Comparable adjustments	$(1)	$(91)	$(401)	$(1.14)	$143	$(270)	$(835)	$(2.35)

	Quarter ended January 2, 2016				Year ended January 2, 2016
(Results are unaudited)	Interest expense	Income taxes	Net income (loss) attributable to Kellogg Company	Per share amount: Diluted	Interest expense	Income taxes	Net income (loss) attributable to Kellogg Company	Per share amount: Diluted
Mark-to-market	$—	$—	$(387)	$(1.10)	$—	$—	$(446)	$(1.25)
Project K and cost reduction activities	—	—	(80)	(0.22)	—	—	(323)	(0.91)
Other costs impacting comparability	—	—	—	—	—	—	48	0.13
Integration and transaction costs	—	—	(7)	(0.02)	—	—	(26)	(0.08)
Venezuela deconsolidation	—	—	—	—	—	—	—	—
Venezuela remeasurement	—	—	(4)	(0.01)	—	—	(169)	(0.47)
Income tax benefit applicable to adjustments, net	—	(158)	158	0.44	—	(273)	273	0.77
Comparable adjustments	$—	$(158)	$(320)	$(0.91)	$—	$(273)	$(643)	$(1.81)

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Net Sales to Currency-Neutral Comparable Net Sales

Quarter ended December 31, 2016
(millions)	U.S. Morning Foods	U.S. Snacks	U.S. Specialty	North America Other	Total North America	Europe	Latin America	Asia Pacific	Corporate	Kellogg Consolidated
Reported net sales	$704	$767	$283	$376	$2,130	$556	$187	$224	$—	$3,097
Integration and transaction costs	—	—	—	—	—	—	—	—	—	—
Acquisitions/divestitures	—	—	—	1	1	3	—	—	—	4
Comparable net sales	$704	$767	$283	$375	$2,129	$553	$187	$224	$—	$3,093
Comparable net sales excluding Venezuela							$179			$3,085
Foreign currency impact	—	—	—	—	—	(52)	(33)	5	—	(80)
Currency-neutral comparable net sales	$704	$767	$283	$375	$2,129	$605	$220	$219	$—	$3,173
Currency-neutral comparable net sales excluding Venezuela							$194			$3,147
Quarter ended January 2, 2016
(millions)	U.S. Morning Foods	U.S. Snacks	U.S. Specialty	North America Other	Total North America	Europe	Latin America	Asia Pacific	Corporate	Kellogg Consolidated
Reported net sales	$712	$750	$269	$389	$2,120	$612	$190	$220	$—	$3,142
Integration and transaction costs	—	—	—	—	—	—	—	—	—	—
Acquisitions/divestitures	—	—	—	—	—	—	—	3	—	3
Comparable net sales	$712	$750	$269	$389	$2,120	$612	$190	$217	$—	$3,139
Comparable net sales excluding Venezuela							$183			$3,132
% change - 2016 vs. 2015:
As reported	(1.1)%	2.3%	5.1%	(3.4)%	0.5%	(9.1)%	(1.6)%	1.8%	—%	(1.4)%
Integration and transaction costs	—%	—%	—%	—%	—%	—%	—%	0.2%	—%	—%
Acquisitions/divestitures	—%	—%	—%	0.2%	—%	0.5%	—%	(1.7)%	—%	—%
Comparable growth	(1.1)%	2.3%	5.1%	(3.6)%	0.5%	(9.6)%	(1.6)%	3.3%	—%	(1.4)%
Comparable growth excluding Venezuela							(2.5)%			(1.5)%
Foreign currency impact	—%	—%	—%	—%	0.1%	(8.5)%	(16.9)%	2.1%	—%	(2.5)%
Currency-neutral comparable growth	(1.1)%	2.3%	5.1%	(3.6)%	0.4%	(1.1)%	15.3%	1.2%	—%	1.1%
Currency-neutral comparable growth excluding Venezuela							5.0%			0.5%
Volume (tonnage)					0.5%	0.6%	(2.9)%	2.6%	—%	0.4%
Pricing/mix					(0.1)%	(1.7)%	18.2%	(1.4)%	—%	0.7%
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Net Sales to Currency-Neutral Comparable Net Sales

Year ended December 31, 2016
(millions)	U.S. Morning Foods	U.S. Snacks	U.S. Specialty	North America Other	Total North America	Europe	Latin America	Asia Pacific	Corporate	Kellogg Consolidated
Reported net sales	$2,931	$3,198	$1,214	$1,598	$8,941	$2,377	$780	$916	$—	$13,014
Project K and cost reduction activities	—	—	—	—	—	—	—	—	—	—
Integration and transaction costs	—	—	—	—	—	—	—	—	—	—
Acquisitions/divestitures	—	—	—	3	3	28	—	—	—	31
Differences in shipping days	—	—	—	—	—	—	—	—	—	—
Comparable net sales	$2,931	$3,198	$1,214	$1,595	$8,938	$2,349	$780	$916	$—	$12,983
Comparable net sales excluding Venezuela							$749			$12,952
Foreign currency impact	—	—	—	(14)	(14)	(132)	(922)	(5)	—	(1,073)
Currency-neutral comparable net sales	$2,931	$3,198	$1,214	$1,609	$8,952	$2,481	$1,702	$921	$—	$14,056
Currency-neutral comparable net sales excluding Venezuela							$824			$13,178
Year ended January 2, 2016
(millions)	U.S. Morning Foods	U.S. Snacks	U.S. Specialty	North America Other	Total North America	Europe	Latin America	Asia Pacific	Corporate	Kellogg Consolidated
Reported net sales	$2,992	$3,234	$1,181	$1,687	$9,094	$2,497	$1,015	$919	$—	$13,525
Project K and cost reduction activities	—	—	—	(2)	(2)	(2)	—	—	—	(4)
Integration and transaction costs	—	—	—	—	—	—	—	(1)	—	(1)
Acquisitions/divestitures	—	—	—	—	—	—	—	14	—	14
Differences in shipping days	—	—	—	—	—	(3)	—	—	—	(3)
Comparable net sales	$2,992	$3,234	$1,181	$1,689	$9,096	$2,502	$1,015	$906	$—	$13,519
Comparable net sales excluding Venezuela							$818			$13,322
% change - 2016 vs. 2015:
As reported	(2.0)%	(1.1)%	2.8%	(5.3)%	(1.7)%	(4.8)%	(23.1)%	(0.4)%	—%	(3.8)%
Project K and cost reduction activities	—%	—%	—%	0.1%	—%	0.1%	—%	—%	—%	—%
Integration and transaction costs	—%	—%	—%	—%	—%	—%	—%	0.2%	—%	—%
Acquisitions/divestitures	—%	—%	—%	0.2%	—%	1.1%	—%	(1.6)%	—%	0.1%
Differences in shipping days	—%	—%	—%	—%	—%	0.1%	—%	—%	—%	0.1%
Comparable growth	(2.0)%	(1.1)%	2.8%	(5.6)%	(1.7)%	(6.1)%	(23.1)%	1.0%	—%	(4.0)%
Comparable growth excluding Venezuela							(8.4)%			(2.8)%
Foreign currency impact	—%	—%	—%	(0.9)%	(0.1)%	(5.3)%	(90.8)%	(0.6)%	—%	(8.0)%
Currency-neutral comparable growth	(2.0)%	(1.1)%	2.8%	(4.7)%	(1.6)%	(0.8)%	67.7%	1.6%	—%	4.0%
Currency-neutral comparable growth excluding Venezuela							0.7%			(1.1)%
Volume (tonnage)					(1.3)%	0.2%	(4.0)%	2.5%	—%	(0.9)%
Pricing/mix					(0.3)%	(1.0)%	71.7%	(0.9)%	—%	4.9%
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Operating Profit to Currency-Neutral Comparable Operating Profit

Quarter ended December 31, 2016
(millions)	U.S. Morning Foods	U.S. Snacks	U.S. Specialty	North America Other	Total North America	Europe	Latin America	Asia Pacific	Corporate	Kellogg Consolidated
Reported	$136	$94	$65	$46	$341	$(11)	$14	$20	$(266)	$98
Mark-to-market	—	—	—	—	—	—	—	—	(226)	(226)
Project K and cost reduction activities	(10)	(14)	(4)	(18)	(46)	(92)	(2)	(1)	(20)	(161)
Integration and transaction costs	—	—	—	—	—	(1)	(3)	(3)	—	(7)
Acquisitions/divestitures	—	—	—	(1)	(1)	(1)	—	—	—	(2)
Venezuela remeasurement	—	—	—	—	—	—	—	—	—	—
Comparable	$146	$108	$69	$65	$388	$83	$19	$24	$(20)	$494
Comparable excluding Venezuela							$18		$(20)	$493
Foreign currency impact	—	—	—	—	—	(13)	(4)	—	(1)	(18)
Currency-neutral comparable	$146	$108	$69	$65	$388	$96	$23	$24	$(19)	$512
Currency-neutral comparable excluding Venezuela							$19		$(18)	$509
Quarter ended January 2, 2016
(millions)	U.S. Morning Foods	U.S. Snacks	U.S. Specialty	North America Other	Total North America	Europe	Latin America	Asia Pacific	Corporate	Kellogg Consolidated
Reported	$106	$83	$60	$38	$287	$56	$7	$18	$(407)	$(39)
Mark-to-market	—	—	—	—	—	—	—	—	(387)	(387)
Project K and cost reduction activities	(7)	(16)	(2)	(23)	(48)	(18)	(2)	(3)	(9)	(80)
Integration and transaction costs	—	—	—	—	—	(3)	(1)	(4)	—	(8)
Acquisitions/divestitures	—	—	—	—	—	—	—	—	—	—
Venezuela remeasurement	—	—	—	—	—	—	(4)	—	—	(4)
Comparable	$113	$99	$62	$61	$335	$77	$14	$25	$(11)	$440
Comparable excluding Venezuela							$13		$(11)	$439
% change - 2016 vs. 2015:
As Reported	27.4%	12.7%	9.2%	24.1%	18.9%	(119.4)%	121.1%	7.8%	34.4%	353.5%
Mark-to-market	—%	—%	—%	—%	—%	—%	—%	—%	134.7%	360.5%
Project K and cost reduction activities	(1.1)%	3.9%	(3.4)%	17.3%	3.1%	(129.7)%	43.2%	10.0%	(13.5)%	(20.4)%
Integration and transaction costs	—%	—%	—%	(0.4)%	(0.1)%	2.4%	0.7%	2.6%	1.2%	0.5%
Acquisitions/divestitures	—%	—%	—%	(2.0)%	(0.4)%	(0.4)%	—%	(3.8)%	—%	(0.6)%
Venezuela remeasurement	—%	—%	—%	—%	—%	—%	50.2%	—%	—%	1.1%
Comparable growth	28.5%	8.8%	12.6%	9.2%	16.3%	8.3%	27.0%	(1.0)%	(88.0)%	12.4%
Comparable growth excluding Venezuela							26.6%		(88.9)%	12.3%
Foreign currency impact	—%	—%	—%	—%	—%	(16.1)%	(25.9)%	2.6%	(26.9)%	(4.3)%
Currency-Neutral Comparable growth	28.5%	8.8%	12.6%	9.2%	16.3%	24.4%	52.9%	(3.6)%	(61.1)%	16.7%
Currency-neutral comparable growth excluding Venezuela							34.6%		(60.8)%	16.0%
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Operating Profit to Currency-Neutral Comparable Operating Profit

Year ended December 31, 2016
(millions)	U.S. Morning Foods	U.S. Snacks	U.S. Specialty	North America Other	Total North America	Europe	Latin America	Asia Pacific	Corporate	Kellogg Consolidated
Reported	$593	$324	$279	$181	$1,377	$205	$84	$70	$(341)	$1,395
Mark-to-market	—	—	—	—	—	—	—	—	(261)	(261)
Project K and cost reduction activities	(23)	(76)	(8)	(38)	(145)	(126)	(8)	(7)	(39)	(325)
Other costs impacting comparability	—	—	—	—	—	—	—	—	—	—
Integration and transaction costs	—	—	—	—	—	(3)	(2)	(3)	(2)	(10)
Acquisitions/divestitures	—	—	—	(1)	(1)	2	—	—	—	1
Differences in shipping days	—	—	—	—	—	—	—	—	—	—
Venezuela remeasurement	—	—	—	—	—	—	(13)	—	—	(13)
Comparable	$616	$400	$287	$220	$1,523	$332	$107	$80	$(39)	$2,003
Comparable excluding Venezuela							$98		$(39)	$1,994
Foreign currency impact	—	—	—	(2)	(2)	(30)	(250)	2	2	(278)
Currency-neutral comparable	$616	$400	$287	$222	$1,525	$362	$357	$78	$(41)	$2,281
Currency-neutral comparable excluding Venezuela							$106		$(31)	$2,040
Year ended January 2, 2016
(millions)	U.S. Morning Foods	U.S. Snacks	U.S. Specialty	North America Other	Total North America	Europe	Latin America	Asia Pacific	Corporate	Kellogg Consolidated
Reported	$474	$385	$260	$178	$1,297	$247	$9	$54	$(516)	$1,091
Mark-to-market	—	—	—	—	—	—	—	—	(446)	(446)
Project K and cost reduction activities	(58)	(50)	(5)	(63)	(176)	(74)	(4)	(13)	(56)	(323)
Other costs impacting comparability	—	67	—	—	67	—	—	—	—	67
Integration and transaction costs	—	—	—	—	—	(11)	(3)	(14)	(2)	(30)
Acquisitions/divestitures	—	—	—	—	—	—	—	4	—	4
Differences in shipping days	—	—	—	—	—	—	—	—	—	—
Venezuela remeasurement	—	—	—	—	—	—	(119)	—	(1)	(120)
Comparable	$532	$368	$265	$241	$1,406	$332	$135	$77	$(11)	$1,939
Comparable excluding Venezuela							$103		$(6)	$1,912
% change - 2016 vs. 2015:
As reported	25.0%	(15.8)%	7.4%	1.9%	6.2%	(16.9)%	855.2%	28.9%	33.8%	27.8%
Mark-to-market	—%	—%	—%	—%	—%	—%	—%	—%	48.9%	20.1%
Project K and cost reduction activities	9.3%	(7.7)%	(1.4)%	11.0%	2.8%	(20.3)%	252.8%	14.9%	188.5%	1.2%
Other costs impacting comparability	—%	(16.6)%	—%	—%	(4.9)%	—%	—%	—%	—%	(4.0)%
Integration and transaction costs	—%	—%	—%	(0.1)%	—%	2.5%	95.2%	15.1%	46.1%	1.3%
Acquisitions/divestitures	—%	—%	—%	(0.6)%	(0.1)%	0.8%	—%	(6.8)%	—%	(0.3)%
Differences in shipping days	—%	—%	—%	—%	—%	0.2%	—%	—%	—%	0.1%
Venezuela remeasurement	—%	—%	—%	—%	—%	—%	527.9%	—%	31.6%	6.1%
Comparable growth	15.7%	8.5%	8.8%	(8.4)%	8.4%	(0.1)%	(20.7)%	5.7%	(281.3)%	3.3%
Comparable growth excluding Venezuela							(5.9)%		(573.4)%	4.3%
Foreign currency impact	—%	—%	—%	(0.9)%	(0.1)%	(9.0)%	(185.6)%	3.8%	13.2%	(14.4)%
Currency-neutral comparable growth	15.7%	8.5%	8.8%	(7.5)%	8.5%	8.9%	164.9%	1.9%	(294.5)%	17.7%
Currency-neutral growth excluding Venezuela							2.5%		(429.9)%	6.7%
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Effective Tax Rate
to Comparable Effective Tax Rate

	Quarter ended		Year ended
	December 31, 2016	January 2, 2016	December 31, 2016	January 2, 2016
Reported Effective Tax Rate	(54.7)%	60.7%	25.2%	20.6%
Mark-to-market	(89.8)%	38.0%	0.5%	(4.6)%
Project K and cost reduction activities	4.3%	(1.8)%	(0.3)%	(0.8)%
Other costs impacting comparability	—%	—%	(0.9)%	(0.9)%
Integration and transaction costs	0.1%	(0.5)%	—%	(0.2)%
Venezuela deconsolidation	5.1%	—%	1.0%	—%
Venezuela remeasurement	—%	0.3%	0.2%	1.5%
Comparable Effective Tax Rate	25.6%	24.7%	24.7%	25.6%

Kellogg Company and Subsidiaries
RECAST COMPARABLE DATA TO BE USED FOR 2017 COMPARISON
(millions, except per share data)

	Quarter ended				Year-to-date period ended
Net sales	April 2, 2016	July 2, 2016	October 1, 2016	December 31, 2016	July 2, 2016	October 1, 2016	December 31, 2016
As reported	$3,395	$3,268	$3,254	$3,097	$6,663	$9,917	$13,014
Acquisitions	15	5	7	4	20	27	31
Comparable originally reported	$3,380	$3,263	$3,247	$3,093	$6,643	$9,890	$12,983
Venezuela*	(9)	(7)	(7)	(8)	(16)	(23)	(31)
Acquisitions	15	5	7	4	20	27	31
Comparable recast for 2017 comparison	$3,386	$3,261	$3,247	$3,089	$6,647	$9,894	$12,983

	Quarter ended				Year-to-date period ended
Operating profit	April 2, 2016	July 2, 2016	October 1, 2016	December 31, 2016	July 2, 2016	October 1, 2016	December 31, 2016
As reported	$438	$449	$410	$98	$887	$1,297	$1,395
Mark-to-market	(24)	20	(31)	(226)	(4)	(35)	(261)
Project K and cost reduction activities	(52)	(72)	(40)	(161)	(124)	(164)	(325)
Integration and transaction costs	(1)	—	(2)	(7)	(1)	(3)	(10)
Acquisitions/divestitures	1	1	1	(2)	2	3	1
Venezuela remeasurement	(6)	(7)	—	—	(13)	(13)	(13)
Comparable originally reported	$520	$507	$482	$494	$1,027	$1,509	$2,003
Venezuela*	(5)	—	(3)	(1)	(5)	(8)	(9)
Acquisitions	1	1	1	(2)	2	3	1
Comparable recast for 2017 comparison	$516	$508	$480	$491	$1,024	$1,504	$1,995

	Quarter ended				Year-to-date period ended
Diluted earnings per share	April 2, 2016	July 2, 2016	October 1, 2016	December 31, 2016	July 2, 2016	October 1, 2016	December 31, 2016
As reported	$0.49	$0.79	$0.82	$(0.15)	$1.29	$2.11	$1.96
Mark-to-market (pre-tax)	(0.07)	0.05	(0.09)	(0.64)	(0.01)	(0.10)	(0.74)
Project K and cost reduction activities (pre-tax)	(0.14)	(0.20)	(0.11)	(0.46)	(0.35)	(0.46)	(0.92)
Other costs impacting comparability (pre-tax)	(0.43)	—	—	—	(0.43)	(0.43)	(0.43)
Integration and transaction costs (pre-tax)	—	—	(0.01)	(0.02)	—	(0.01)	(0.03)
Venezuela deconsolidation (pre-tax)	—	—	—	(0.20)	—	—	(0.20)
Venezuela remeasurement (pre-tax)	(0.02)	(0.01)	—	—	(0.03)	(0.03)	(0.03)
Income tax benefit applicable to adjustments, net**	0.18	0.04	0.07	0.25	0.24	0.31	0.57
Comparable originally reported	$0.97	$0.91	$0.96	$0.92	$1.87	$2.83	$3.74
Venezuela*	(0.01)	—	—	(0.01)	(0.01)	(0.01)	(0.02)
Comparable recast for 2017 comparison	$0.96	$0.91	$0.96	$0.91	$1.86	$2.82	$3.72

* On December 31, 2016 the Venezuela operations were deconsolidated from Kellogg. The Venezuela financial results that were previously included in the Latin America operating segment have been excluded.

** Represents the estimated income tax effect on the reconciling items, using weighted-average statutory tax rates, depending upon the applicable jurisdiction.

Significant items impacting comparability

Comparable and Currency-Neutral Comparable EPS
For all periods presented, Comparable and Currency-Neutral Comparable basic and diluted EPS are calculated using the same shares outstanding that are used for As Reported basic and diluted EPS.

Project K and cost reduction activities
On February 9, 2017, we announced an expansion and an extension to our previously-announced efficiency and effectiveness program ("Project K") to reflect additional and changed initiatives. Project K is expected to continue generating a significant amount of savings that may be invested in key strategic areas of focus for the business or utilized to achieve our 2018 margin expansion target. The Company expects that these savings may be used to improve operating margins or drive future growth in the business. We recorded pre-tax charges related to this program of $157 million and $300 million for the quarter and year-to-date periods ended December 31, 2016, respectively. We also recorded charges of $68 million and $311 million for the quarter and year-to-date periods ended January 2, 2016, respectively.

In 2015 we initiated the implementation of a Zero-Based Budgeting (ZBB) program in our North America business. During 2016 ZBB was expanded to include the international segments of the business. In support of the ZBB initiative, we incurred pre-tax charges of $4 million and $25 million for the quarter and year-to-date periods ended December 31, 2016. We also recorded pre-tax charges of approximately $12 million for the quarter and year-to-date periods ended January 2, 2016

Acquisitions and dispositions
In September 2015, we completed the acquisition of Mass Foods, Egypt's leading cereal company for $46 million, or $44 million net of cash and cash equivalents acquired. The quarter ended October 1, 2016 represented the final reporting period in which year-over-year comparability was impacted for this acquisition. In our European reportable segment, for the year-to-date period ended December 31, 2016 the acquisition added $16 million in net sales and approximately $2 million in operating profit (before integration costs) that impacted comparability of our reported results.

In January 2015, we completed the acquisition of a majority interest in Bisco Misr, the number one packaged biscuits company in Egypt for $125 million, or $117 million net of cash and cash equivalents acquired. The quarter ended April 2, 2016 represented the final reporting period in which year-over-year comparability was impacted for this acquisition. In our European reportable segment, the acquisition added $9 million in net sales and less than $1 million of operating profit (before integration costs) that impacted the comparability of our reported results for the year-to-date period ended December 31, 2016.

Integration and transaction costs
We have incurred integration costs related to the integration of the 2016 acquisition of Parati Group, the 2015 acquisitions of Bisco Misr and Mass Foods, the 2015 entry into a joint venture with Tolaram Africa, and the 2012 acquisition of Pringles (integration completed in 2015) as we move these businesses into the Kellogg business model. We recorded pre-tax integration costs that were approximately $9 million and $12 million for the quarter and year-to-date periods ended December 31, 2016, respectively. We also recorded integration costs of $8 million and $30 million for the quarter and year-to-date periods ended January 2, 2016, respectively.

Mark-to-market accounting for pension plans, commodities and certain foreign currency contracts
We recognize mark-to-market adjustments for pension plans, commodity contracts, and certain foreign currency contracts as incurred. Actuarial gains/losses for pension plans are recognized in the year they occur. Changes between contract and market prices for commodities contracts and certain foreign currency contracts result in gains/losses that are recognized in the quarter they occur. The Company recorded total pre-tax mark-to-market charges of $226 million and $261 million for the quarter and year-to-date periods ended December 31, 2016, respectively. The Company recorded total pre-tax mark-to-market charges of $387 million and $446 million for the quarter and year-to-date periods ended January 2, 2016, respectively. The pre-tax mark-to-market charges for pension plans were $251 million and $393 million for the quarters ended December 31, 2016 and January 2, 2016, respectively, and $314 million and $471 million for the year-to-date periods ended December 31, 2016 and January 2, 2016, respectively.

Other costs impacting comparability
During the quarter ended April 2, 2016, we redeemed $475 million of our 7.45% U.S. Dollar Debentures due 2031. During that same quarter, in connection with the debt redemption, we incurred $153 million of interest expense, consisting primarily of a premium on the tender offer and also including accelerated losses on pre-issuance interest rate hedges, acceleration of fees and debt discount on the redeemed debt and fees related to the tender offer.

During the quarter ended July 4, 2015, a series of previously executed agreements between Kellogg's and a third party variable interest entity (VIE) were terminated resulting in our determination that we were no longer the primary beneficiary of the VIE. Accordingly, we deconsolidated the financial statements of the VIE as of the end of the quarter. As a result of the agreement terminations and related settlements, we recognized a gain of $6 million in Other income (expense), net during the quarter. This gain, in combination with a related $25 million charge that was recorded during the quarter ended April 4, 2015, resulted in a net loss of $19 million in Other income (expense), net for the year-to-date period ended July 4, 2015.

In connection with the deconsolidation that occurred during the quarter, we derecognized all assets and liabilities of the VIE, including an allocation of a portion of goodwill from the U.S. Snacks operating segment, resulting in a $67 million non-cash gain, which was recorded within operating profit.

Venezuela
During the fourth quarter of 2016, we experienced increased disruptions and restrictions in the procurement of certain locally sourced raw materials and packaging due to local government actions, which greatly diminished the Venezuelan operation’s ability to produce products for sale culminating in record low production volume and capacity utilization during the quarter.  These supply chain disruptions, along with other factors such as the worsening economic environment in Venezuela and the limited access to dollars to import goods through the use of any of the available currency mechanisms, have impaired our ability to effectively operate and fully control our Venezuelan subsidiary.

As of December 31, 2016, we deconsolidated and changed to the cost method of accounting for our Venezuelan subsidiary. We recorded a $72 million pre-tax charge in Other income (expense), net as we fully impaired the value of our cost method investment in Venezuela. The deconsolidation charge included the historical cumulative translation losses of approximately $63 million related to our Venezuelan operations that had previously been recorded in accumulated other comprehensive losses within equity.

As of the quarter ended July 4, 2015 we concluded that we were no longer able to obtain sufficient U.S. dollars on a timely basis through the DIPRO exchange resulting in a decision to remeasure our Venezuela subsidiary's financial statements using the DICOM (formerly SIMADI) rate. In connection with the change in rates, we recorded pre-tax charges totaling $152 million in the quarter ended July 4, 2015, including $112 million in the Latin America operating segment and $40 million in the Corporate operating segment. Of the total charges, $100 million was recorded in COGS, $3 million was recorded in SGA, and $49 million was recorded in Other income (expense), net. These charges consisted of $47 million related to the remeasurement of net monetary assets denominated in Venezuelan bolivar at the SIMADI exchange rate (recorded in Other income (expense), net), $56 million related to reducing inventory to the lower of cost or market (recorded in COGS) and $49 million related to the impairment of long-lived assets in Venezuela (recorded primarily in COGS).

Following the change to the DICOM (formerly SIMADI) rate as of July 4, 2015, certain non-monetary assets related to our Venezuelan subsidiary continued to be remeasured at historical exchange rates. As these assets were utilized by our Venezuelan subsidiary during 2015 and 2016 they were recognized in the income statement at historical exchange rates resulting in an unfavorable impact. We experienced an unfavorable pre-tax impact of approximately $11 million in the year-to-date period ended December 31, 2016 and $4 million and $17 million in the quarter and year-to-date periods ended January 2, 2016 related to the utilization of these remaining non-monetary assets.

Foreign currency translation and the impact of Venezuela
We evaluate the operating results of our business on a currency-neutral basis. We determine currency-neutral operating results by dividing or multiplying, as appropriate, the current-period local currency operating results by the currency exchange rates used to translate our financial statements in the comparable prior-year period to determine what the current period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period.

As a result of our decision to change the exchange rate that we use to remeasure our Venezuela subsidiary from DIPRO (formerly CENCOEX) to the DICOM (formerly SIMADI) exchange rate beginning mid-2015, the methodology we use to calculate the impact of foreign currency translation, as described above, results in certain key performance metrics that are difficult to interpret when Venezuela is included in the financial results. The impact of this change in Venezuela exchange rates on year-over-year performance metrics is anticipated to be most significant for the four quarters ended July 2, 2016. To provide additional visibility to our business performance, we have also included key performance metrics excluding our Venezuela business. We believe the use of our standard currency-neutral methodology in combination with the additional visibility provided by excluding Venezuela from our key performance metrics provides important information to more fully understand currency-neutral operating results during this four-quarter transition.